TECHNOLOGY DEVELOPMENT AGREEMENT

This Fuel cell system Development Agreement is made and entered into this December 17th, 2015 (the “Effective Date”) by and between

HK Battery Technology Inc., a Delaware corporation (hereinafter referred to as “HKBT”)

and

Chimerica Investment LLC, a company organized and existing under the laws of a Nevada Company (hereinafter referred to as “Developer”).

RECITALS

Whereas, HKBT is developing a new family of vehicles, including transit buses;

Whereas, Developer specializes in the design, prototype fabrication and testing of fuel cell systems;

Whereas, HKBT desires to engage Developer to design and develop a fuel cell system to be used for its transit buses.

Whereas, Developer desires to be engaged by HKBT as further described in this Agreement.

Now, therefore, in consideration of the premises and of the mutual undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Definitions

1.1

“Acceptance” means the procedure applicable to Deliverable, Services or Scope of Work meets the applicable acceptance and performance criteria set forth in the Technical Agreement and any applicable Statements of Work.

1.2

“Affiliate” means with respect to each of Developer and HKBT another entity controlling, controlled by or under common control with such entity.  For purposes of this definition, “control” over an entity shall mean (i) the possession, directly or indirectly, of more than 50% of the voting power to elect directors, in the case of an entity that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity,  (ii) with respect to an entity that is a partnership, the ability to exercise the rights of a general partner, and (iii) the contractual right to manage or control an entity.

1.3

“Agreement” means this fuel cell system Development Agreement executed by authorized representatives of both HKBT and Developer, and other Annexes, Schedules, Exhibits and attachments referenced in this Agreement, which are incorporated into this Agreement by this reference, together with all Statements of Work that are from time to time later executed by both parties.

1.4

“Background Rights” means any Intellectual Property Rights, which were acquired or developed prior to commencement of the Development Work or independent of the performance of the Development Work. Background Rights of any Party hereto shall remain the ownership of such Party, even if it discloses such information to the other Party.

1.5

“Change Order” has the meaning given in Section 6.

1.6

“Confidential Information” means data and information that a Party actually treats as confidential that relates to such Party’s and/or its Affiliates or customer’s products, business plans and/or strategies, inventions, research, discoveries, trade secrets, secret processes, software, technology, knowledge databases and applications which access knowledge databases, personnel records, patient and member records and information, medical records, health information, test results, proprietary computer programs, marketing information, and any other similar information that is (a) clearly marked to indicate its confidential or proprietary status, if disclosed by or on behalf of one Party to the other in written, graphic, recorded, photographic or any machine readable form, or (b) according to its nature and standards of reasonableness and good faith ought to be considered confidential, even if not marked and regardless how it is disclosed.  Any and all financial information received or accessed by the Receiving Party shall be deemed Confidential Information of the Disclosing Party and all of the Equipment, Deliverables and designs shall be deemed Confidential Information of HKBT even if not marked as confidential.

1.7

“Deliverables” means the Equipment, designs, work product, documents, processes and any matters required to be created, developed, produced, provided, licensed or delivered pursuant to the Technical Agreement, this Agreement or a Statement of Work.

1.8

“Data” means all information of any kind concerning the Deliverables and the development of the Deliverables and all derivative works thereof.

1.9

“Development Payment” means the payment required to be paid by HKBT for Development Work pursuant to an applicable Statement of Work.

1.10

“Development Payment Schedule” means the dates or milestones upon which HKBT is required to pay sums to Developer for the Development Work set forth in this Agreement, or an applicable Statement of Work.

1.11

“Development Work” means the Services and Equipment and Deliverable development and Deliverable integration and implementation and other services described in the Technical Agreement, this Agreement and Statements of Work.

1.12

“Development Work Schedule” means the deadlines, completion dates, schedule and milestones for performance of the Services and completion, delivery and testing of the Equipment and Deliverables and integration and implementation and other services all as described in the Technical Agreement, this Agreement and any Statements of Work.

1.13

“Documentation” means any technical manuals, specifications, and other explanatory or descriptive materials of any type, whether in paper or electronic form for the Equipment or any Deliverables, which are provided by Developer, prepared by Developer or required by a Technical Agreement, this Agreement or any Statement of Work.

1.14

“Equipment” means the prototypes, models and equipment, if any, that are required to be delivered to HKBT by the Technical Agreement, this Agreement or any Statement of Work.

1.15

“Final Acceptance” means that all of the Deliverables and Equipment contemplated in this Agreement, the Technical Agreement and all Statements of Work have received Acceptance upon completion of all acceptance testing.

1.16

“Final Completion” means that all of the Deliverables and Equipment contemplated in this Agreement, the Technical Agreement, and all Statements of Work have been completed in accordance with all applicable requirements.

1.17

“Force Majeure Event” has the meaning given in Section 19.

1.18

“Intellectual Property Rights” means patents, design rights, copyrights, trademarks and service marks (whether registered or not and applications for any of the foregoing), know- how and rights of a like nature, throughout the world.

1.19

“Laws” means all applicable international, federal, state and local laws (and all corresponding regulations, orders, and directives).

1.20

“Party” means HKBT or Developer.

1.21

“Parties” means HKBT and Developer.

1.22

“Receiving Party” means a Party that receives another Party’s Confidential Information.

1.23

“Scope of Work” means the Services and Development Work and any other work and services described in the Technical Agreement or a Statement of Work.

1.24

“Services” means the services of that are ordered by HKBT pursuant to this Agreement and other services specified and described in this Agreement or in one or more Statements of Work or Orders.  Services include, without limitation, the creation, development, production, provision, licensing and delivery of all Deliverables, Equipment and Technology.

1.25

“Specifications” means (a) the descriptions, specifications, and criteria for the Equipment, Deliverable or Technology; and (b) Developer’s written Documentation for the Equipment, Deliverable or Technology.

1.26

“Statement(s) of Work” means the Technical Agreement, any attached Statements of Work, and any additional technical agreements and statements of work that have been executed, or are later executed, by mutual agreement of both Parties in a written paper document by both Parties’ authorized representatives and that reference the Scope of Work or relate to the matters contemplated by this Agreement.

1.27

“Technical Agreement” means the agreement between the Parties describing the technical requirements and specifications, as amended in writing from time to time by the Parties.

1.28

“Term” shall have the meaning set forth in Section 5.

2.

Scope of work

HKBT intends to put into production a new family of electric buses, therefore HKBT entrusts Developer with the development of the Scope of Work as set forth in the Technical Agreement and in applicable Statements of Work, including the time requirements set forth therein.  Developer shall commence the Development Work promptly upon receiving a notice from HKBT requesting the commencement of Development Work.  The Development Work Schedule and milestones and deadlines will be adjusted to conform to that start date.

The Scope of Work shall be developed in a manner that all of the Deliverables, Technology, and Equipment will comply with the Laws and regulations applicable to vehicles and automobiles in the United States and China.  Developer shall perform such other services and provide assistance to comply with any governmental changes in applicable law that may occur up to the tooling kick-off scheduled as per the Technical Agreement and may affect the Scope of Work.

3.

Time Schedule

The Parties shall perform their obligations according to the Development Work Schedule set forth in the Technical Agreement and in applicable Statements of Work; provided that Developer has received timely and appropriate instruction from HKBT.

4.

Compensation

As compensation for the Development Work performed by Developer, HKBT shall pay to Developer the sum of US$10,000,000.00.

HKBT shall deposit US$10,000,000.00 within thirty days of execution of this Agreement, which amount shall be applied to services to be rendered by Developer hereunder.

Developer shall issue statements periodically in compliance with the Development Payment Schedule.  Each statement will be accompanied by a technical progress report, and a detailed breakdown of quarterly labour and materials expenditures.  Format requirements for the monthly report as well as other technical milestones will be established in the Statement of Work.

Statements shall be addressed to:

HK Battery Technology Inc.

800 East Colorado Blvd., Pasadena, CA 91101, USA

In case of modifications to the Development Work Schedule, both in terms of time and/or content, the Development Payment Schedule will be adjusted as mutually agreed by the Parties.

Compensation includes all taxes and/or duties. Developer is responsible for all US state and local taxes.  HKBT will cover costs; shipping, duties or others, associated with shipping equipment from US to China.

5.

Term

This Agreement shall take effect as from the Effective Date and shall remain in force until the earlier of: (i) Final Completion of the Scope of Work and Development Work required hereunder, and delivery of all Deliverables pursuant to this Agreement and all Statements of Work and Final Acceptance, proper close-out of any outstanding administrative and financial issues and execution by HKBT of the final payment; or (ii) as earlier terminated pursuant to this Agreement (“Term”).

6.

Changes

The proposed program is divided into three phases; Phase 1, Phase 2, and Phase 3.   The first two engineering phases involve product definition and trades studies related to production cost, performance factors, and product longevity.  Developer will present this work clearly to HKBT personnel and advisors so that that can efficiently direct changes.   The designated HKBT project manager may direct changes to the statement of work and scope, based upon the program findings.  Findings include:

6.

Product cost projections

·

Product performance predictions

·

Product life and operating cost

·

Any project related trades study

For the final fabrication and test phase, the following terms apply:

The Parties agree that any modification of, deviation from or addition to the Scope of Work shall constitute a change (“Change”).  For purposes of clarity, a Change may include the suspension or termination of a portion of the Development Work.

Any change to the Scope of Work as set forth under the terms of this Agreement requires a prior written approval signed on paper by HKBT which shall issue to Developer a formal variation order indicating the costs, timing and method of execution of any such variations (“Change Order”).

For any Change, whether requested by HKBT or proposed by Developer, the requesting Party or the proposing Party shall submit to the other a change proposal (“Change Proposal”).

The Change Proposal shall contain the description of the Change, the reason for the Change and specify any effect on the Development Work and on the Development Work Schedule as well as any variation to the sums to be paid pursuant to the Statements of Work. The receiving Party will promptly review and investigate the Change Proposal and approve it or reject it in writing within a reasonable period of time, not to exceed thirty (30) days. After approval of the Change Proposal in writing, HKBT shall issue relevant Change Order that shall amend the applicable portion of the Technical Agreement, this Agreement and any Statements of Work without any further action by either Party. In the event the Parties cannot agree upon a Change Proposal, then either Developer or HKBT may submit the Change Proposal to the Steering Committee for resolution as described in Section 29.

7.

Reports, Access and Review by HKBT

On a monthly basis, or as otherwise specified in the Technical Agreement or applicable Statement of Work, Developer shall submit written progress reports with respect to the Development Work and the other Services and Deliverables with the content and format to be agreed upon by the Parties.  In each progress report, Developer will also identify any issue arising in the course of Developer’s performance that, in Developer’s reasonable judgment, are likely to result in a Change.  HKBT will use good faith efforts to notify Developer of any concern or issue which may affect the payment set forth in Section 4 related to the Development Work described in such progress report within fifteen (15) business days after its receipt.

Developer shall maintain all records of the Development Work during the Term and permit access to those records by representatives of HKBT during the Term and thereafter for three years.

Developer will cooperate in providing to employees of HKBT and its technical auditors any information reasonably requested by HKBT or its technical auditors in order to audit the records and operations of Developer and the compliance of Developer under this Agreement at the offices of Developer upon five (5) business days prior written notice.

HKBT shall have the right to send its engineers to Developer by giving the latter reasonable advance written notice, at any time during the execution of the Scope of Work for the purpose of assisting Developer in the different stages of the Scope of Work. All expenses arising therefrom or in any way connected to said activity by HKBT personnel such as, by way of example and not limited to, travel expenses, room and board, wages, medical and liability insurance, shall be totally borne by HKBT.

If HKBT notifies Developer that it has a good faith basis to believe the continued involvement of any Developer personnel may impact the success of the Scope of Work or any material portion thereof, then Developer will use reasonable efforts to timely investigate such concerns and propose a resolution acceptable to HKBT.  If HKBT continues to request the replacement of an individual, Developer shall remove the individual from the Scope of Work to the extent feasible, provided nothing in this Section shall obligate Developer to terminate the employment of any individual.

8.

Work Completion

The Development Work Scope of Work shall be completed by Developer in full compliance with the relevant agreed upon time deadlines and schedule in the Development Work Schedule.

Developer shall be entitled to claim an extension of the time for completion, including payment of reasonable additional compensation arising therefrom, if it is delayed in completing the Development Work by any of the following causes:

a.

A Change as defined in Section 6;

b.

Any suspension of the Service as set forth in this Agreement except when due to: (i) Developer’s default or failure to perform or complete a Service or deliver or complete Equipment or Deliverables in the time allocated in the Development Work Schedule, or (ii) failure of a Service or Deliverable to obtain Acceptance as set forth in Section 15; or

c.

Force Majeure Event.

Developer shall give HKBT notice of its intention to make a claim for an extension of time and additional related reasonable costs, if any, within 14 working days of the circumstances for such a claim becoming known to Developer.  No extension or change in payments shall occur unless HKBT approves that Change in a written approval signed on paper by HKBT.

The notice shall be followed as soon as possible by the claim with full supporting details.

HKBT shall not unreasonably withhold approval of such an extension of time for completion as may be justified as well as formal recognition of additional reasonable costs incurred. HKBT shall notify Developer accordingly. Developer is not eligible for an extension of time or increase in payments if the delay was caused by: (i) Developer’s default or failure to perform or complete a Service or deliver or complete any Deliverable in the time allocated in the Development Work Schedule, or (ii) failure of a Service or Deliverable to obtain Acceptance as described in Section 14.

9.

Subcontract; Assignment

Developer shall not be entitled to delegate, transfer, subcontract or assign all or relevant part of the Scope of Work or this Agreement or any rights under this Agreement to third parties without informing HKBT and obtaining the prior written approval of HKBT.  In any delegation, subcontract or assignment of work hereunder Developer shall be fully responsible for the performance and confidentiality obligations of such subcontractor or assignee.

HKBT is entitled to assign, transfer and delegate any of its rights or obligations under this Agreement however HKBT shall remain obligated and responsible hereunder unless HKBT first obtains the prior written consent of Developer. This Agreement and all of its provisions shall inure to the benefit of and become binding upon the parties and the successors and permitted assigns of the respective Parties and shall be binding on the permitted successors and assigns.

10.

Early Termination

Either Party shall have the right to early terminate this Agreement by means of a thirty (30) day written notice at the occurrence of one of the following circumstances: the other Party is or becomes insolvent, is in bankruptcy, receivership, liquidation or similar proceedings; the other Party is in default as to any obligation under this Agreement and, notwithstanding a written formal request to cure the defect, the default is not cured within thirty (30) days from receipt of such notification from the other party.

HKBT reserves the right to terminate the agreement after each phase final review if Developer can’t achieve the design requirements in time as provided in this Agreement.

Effect of Termination.  Termination of this Agreement shall not affect any licenses or rights granted, supplied, or due to HKBT on or prior to the effective date of termination or Developer’s obligation to provide Services and Deliverables. If this Agreement is terminated for any reason, Developer shall use its best efforts to continue to assist HKBT if requested by HKBT.   Developer shall invoice HKBT for said services at its normal engineering rates.  Developer irrevocably authorizes and licenses all of its employees, contractors and former contractors to assist HKBT in the continued use, support and modification of the Deliverables and Work Product, including without limitation the use of trade secrets of Developer known to such persons. Upon termination or suspension for any or no reason, Developer shall, within fifteen (15) days of written request of HKBT, make available to HKBT for delivery to HKBT at Developer’s premises all Deliverables and Services that have been prepared through the date of termination or suspension even if not then completed, on condition of regular payment of any outstanding amount as provided in this Agreement.  After any termination for any or no reason HKBT shall be entitled to the ownership and rights to use and exploit all Deliverables as otherwise provided in Section 17, including without limitation the HKBT Property.

11.

Suspension and Interruption

Not more than once in any twelve month period, HKBT is entitled to delay, interrupt, terminate, stop or suspend, and then later re-commence, any portion or all of the Development Work under this Agreement, the Technical Agreement and the Statements of Work at any time upon HKBT giving Developer at least fifteen (15) days notice for such suspension.  Any suspension notice will include an estimate of the duration of the suspension.  Should HKBT delay, interrupt, terminate, stop or suspend the Development Work of the Scope of Work, and then re-commence some or all of such suspended Development Work then before the Development Work re-commences the Parties will mutually agree upon and execute a Change Order.  Developer shall use good faith efforts to commence performance as soon as feasible, subject to resource availability, upon any written request by HKBT to recommence performance of the suspended Development Work.

12.

Delivery of prototypes and models

At HKBT request, Developer shall deliver HKBT prototypes and/or models to HKBT’s facility. (shipping and import duties to be paid by HKBT).  Should HKBT request scrapping of any prototype tooling or jigs, Developer shall destroy them to the point of usefulness only as raw material. In the event that HKBT gives no instruction about tooling, after two years as from their completion, Developer shall be entitled to their scrapping.

13.

Interim Sign-off and Acceptance of the Scope of Work

Developer shall report to HKBT in writing completion of each milestone identified pursuant to the Technical Agreement or Statements of Work and the relevant Deliverables have been completed, if any (“Milestone Completion Notice”).  Upon receipt of a Milestone Completion Notice, HKBT and Developer will confirm completion of the milestone and receipt of any relevant Deliverables as contemplated by the Technical Agreement or Statement of Work or identify any deficiencies in such milestone and related Services and Deliverables, if any.  In such event, the Parties will cooperate to timely address any deficiencies.  If the Parties are unable to resolve any deficiencies in a timely manner, then either Party may submit the concern to the Steering Committee for review and resolution.  For purposes of this Section, a “milestone” shall mean the activity identified as a milestone in the applicable Technical Agreement or Statement of Work.

The proposed program is divided into three phases; the first two related to the performance of trade studies and engineering design and analysis.   The following paragraphs of this section do not apply to the Phase 1 and Phase 2 statement of work. Furthermore, performance metrics and performance figures for the first test articles may differ from those of the production-ready hardware.   Once Developer and HKBT agree on the design and detailed specifications, derived from Phase 1 and 2 work, the following terms under this Section 13 will be applied.

When Developer believes it has completed the Service, Equipment or Deliverable relevant to each individual vehicle project and it is ready for Final Acceptance procedure then Developer shall notify HKBT in writing its readiness for acceptance procedure (“Readiness Notice”).  Developer will not deliver the Readiness Notice earlier than ninety (90) days after start of production of each vehicle without HKBT’s prior written consent. Within thirty (30) days after HKBT’s receipt of the Readiness Notice, HKBT and Developer will confirm Final Acceptance of the results from the applicable Scope of Work and/or identify any deficiencies in such Scope of Work. In such event, the Parties will cooperate to timely address any deficiencies.  If the Parties are unable to resolve any deficiencies in a timely manner, then either Party may submit the concern to the Steering Committee for review and resolution.

If the Final Acceptance procedure results do not prove that the Service, Equipment or Deliverable complies with, and performs according to, the applicable requirements and the applicable acceptance criteria then Developer shall at no additional charge promptly take all actions and perform all further Services to correct any deficiencies to the extent the deficiencies relate to Developer obligations.  Developer shall not be required to correct deficiencies to the extent Developer can demonstrate such deficiencies are the result of a co-designer, supplier or HKBT obligation.  In all events these efforts by Developer shall begin within thirty (30) days and Developer shall use commercially reasonable efforts to complete such efforts as soon as commercially feasible.  The corrected Deliverable shall be subject to further Acceptance.  HKBT and HKBT’s representatives and follow the same testing and Acceptance procedure as set forth above until that Deliverable has obtained Acceptance.  However, HKBT and Developer shall be entitled to stop efforts to correct the deficiencies after the second correction and third Acceptance procedure if Acceptance does not occur. Nevertheless, HKBT shall be entitled to own, use and modify the Deliverable that failed to obtain Acceptance thereafter in any way that HKBT deems appropriate.

In the event that Service and Deliverable turn out to be incomplete or inaccurate, Developer shall rectify such deficiencies at its own expense according to Section 14.c Even if HKBT notifies Developer of deficiencies in connection with the Final Acceptance (and does not provide its Final Acceptance), the Warranty Period will be deemed to begin as of the date such Final Acceptance was reviewed and denied if HKBT continues the commercial production of the vehicle after the Final Acceptance meeting.

14.

Warranties

The warranties set forth in this Agreement constitute the only and entire warranty of Developer regarding the Development Work and supersedes and substitutes any provision of applicable Law.

a.

Developer represents and warrants that:

(i)

it has the right to enter into this Agreement and to perform the Services, and grant all rights in the HKBT Property pursuant to this Agreement;

(ii)

in its performance of the Scope of Work, will comply with the terms of this Agreement and the applicable Law, including all export and import laws and regulations; and

(iii)

it owns, or otherwise has, all rights necessary to grant the rights, ownership and licenses granted hereunder free and clear of any liens, claims, security interests, or other encumbrances.

b.

Developer warrants and guarantees that the Scope of Work, Services, Deliverables, Technology and Equipment will:

(i)

be of merchantable quality, free from defects in material and workmanship;

(ii)

conform to Developer’s specifications; and

(iii)

will be performed in a professional, good and workmanlike manner pursuant to the Development Work Schedule (as such may be amended by the Parties from time to time).

c.

During the Term of this Agreement and for a period not exceeding one (1) year after Final Acceptance, HKBT shall notify Developer in writing and without unreasonable delay of any error or defect which may affect the Deliverables or any portion of the Scope of Work.  In any such events, Developer shall, promptly and without delay, eliminate and/or correct at Developer’s own expense the error or defect notified by HKBT.  No Deliverable may be returned by HKBT without Developer’s prior written approval.

d.

If Developer determines that any Service furnished by Developer to HKBT does not conform to the foregoing warranty for such Service, Developer will, at its option, either replace, repair, re-perform or modify, or issue a credit for the amount paid by HKBT for the Service involved.  Any warranty service (consisting of time, travel and expenses related to such service) performed other than at Developer’s initiative, will be at HKBT’s expense.

e.

Developer does not warrant and will not be liable for any design, materials or construction criteria furnished or specified by HKBT and incorporated into the Deliverables or utilized in performing the Services, or for Deliverables or Services made by or sourced from manufacturers or vendors specified by HKBT.

f.

It is agreed upon between the parties that the project improvements arising from the Development Work, including testing and tooling production, shall not be considered as errors and defects to the extent such improvements comply with the requirements of this Agreement, the Technical Agreement and the Statements of Work and are performed, completed and obtain Acceptance within the period required in the Development Work Schedule.

15.

Indemnification

Developer shall indemnify, defend, and hold harmless HKBT and its Affiliates, and their respective officers, employees, and agents (“Indemnified Parties”) from and against all claims or actions brought by a third party for all liabilities, losses, damages, judgments, awards, costs, and expenses, including reasonable attorneys’ fees and costs (“Liabilities”), arising from or in connection with (i) a third party claim in connection with the Delivered Equipment, (ii) the breach of any Developer obligations or Developer representation or warranty, (iii) any death, bodily injury or property damage caused or incurred by Developer personnel or resulting from any defect in any of the goods manufactured by Developer, (iv) Any recall related to the goods manufactured by Developer’s breach of any of its obligation under this Agreement, including without limitation the warranties set forth in this Section 15, or (v) the negligent acts or omissions, or willful misconduct, of Developer or Developer personnel.

In the event of a third party claim or recall as described under Section 17.b, HKBT shall handle/manage such claim or recall by itself and Developer shall provide due assistance and cooperation to HKBT for the effective defence against third party claim and/or for the conduct of the respective recall.

16.

Limitation of Liability

Except for liability arising from Developer’s gross negligence or willful misconduct or breach of Developer’s confidentiality obligations, Developer’s maximum liability to HKBT for claims, losses, damages and liability arising out of or in connection with this Agreement shall be limited to an amount not in excess of the amounts properly owed by HKBT under this Agreement in the two years prior to the claim.

Except for unpaid amounts for Developer services properly performed under this Agreement, HKBT’s maximum liability to Developer for claims, losses, damages and liability arising out of or in connection with this Agreement shall be limited to an amount equal to the actual direct damages incurred by Developer not in excess of the amounts properly owed or paid under this Agreement in the two years prior to the claim.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, INTEREST, EARNINGS OR USE), WHETHER BASED ON CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THE SALE, USE. QUALITY, CONDITION, DELIVERY, NON-DELIVERY, PERFORMANCE, OR NON-PERFORMANCE OF DEVELOPMENT WORK, ANY ACT OR OMISSION OF EITHER PARTY, ANY ENGINEERING OR DESIGN CONCEPT OR CALCULATION OR ANY DRAWINGS, SOFTWARE PROGRAMS. DESIGNS OR DOCUMENTATION. REGARDLESS OF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  MOREOVER, EACH PARTY’S MAXIMUM CUMULATIVE LIABILITY WITH RESPECT TO ALL CLAIMS AND LIABILITIES, INCLUDING CLAIMS FOR DIRECT DAMAGES OR INDEMNITY,  WHETHER OR NOT INSURED, SHALL NOT EXCEED AMOUNT NOT IN EXCESS OF THE AMOUNTS PAID AND PROPERLY OWED BY HKBT UNDER THIS AGREEMENT IN THE TWO YEARS PRIOR TO THE CLAIM. FOR THE DELIVERABLE OR SERVICE GIVING RISE TO THE CLAIM OR LIABILITY. ANY ACTION AGAINST A PARTY MUST BE BROUGHT WITHIN TWELVE MONTHS AFTER THE CAUSE OF ACTION ACCRUES. THESE DISCLAIMERS AND LIMITATIONS OF LIABILITY WILL APPLY REGARDLESS OF ANY CONTRARY OR OTHER PROVISION OF THE AGREEMENT. EACH PROVISION IN THE CONTRACT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTY OR EXCLUSION OF DAMAGES IS SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND IS TO BE ENFORCED AS SUCH.

17.

Intellectual Property Rights

a.  Intellectual Property Rights

Developer shall use all reasonable efforts to complete the Development Work without infringing any third party’s Intellectual Property Rights.  If Developer,  after having used all reasonable efforts, comes to the conclusion that a third party’s Intellectual Property Rights is possibly in conflict with the Development Work, Developer shall inform HKBT immediately and shall await HKBT’s immediate decision as to whether such Intellectual Property Rights shall be used or not.  In the event that HKBT directs Developer to use such Intellectual Property Rights after notice of such conflict with a third party’s Intellectual Property Rights, HKBT shall indemnify Developer from all liabilities caused by the use of such Intellectual Property Rights in the Development Work.

Developer shall disclose to HKBT without delay all Developer Background Rights, which might be used in order to complete the Development Work and any restrictions that may exist, if any, with respect to use of such Background Rights.

To the extent that Developer’s or any of its subcontractors’ Background Rights are necessary for the completion of the Development Work, Developer hereby grants HKBT and its Affiliates and their customers an irrevocable, perpetual non-exclusive right to use, exploit, make, have made, market and sell in any way , free of charge, the Background Rights, which includes without limitation the rights to use, make, have made and sell such Background Rights in connection with the purpose of prototypes and series production of HKBT vehicles and related components by HKBT and its Affiliates and their suppliers.

Developer hereby irrevocably and perpetually licenses HKBT and its Affiliates and their suppliers and customers: (i) to use, make, manufacture, sell, and market in any way with respect to the Services, Deliverables, Technology, and Equipment and (ii) to use the general know how and general experience together with any other intellectual property of Developer or its Affiliates that is incorporated into the Deliverables, Services, Equipment or Technology.

Foreground rights means any Intellectual Property Rights arising of and resulting from the Development Work (“Foreground Rights”). All Foreground Rights accrue to and are hereby sold, transferred and assigned to HKBT.  If the respective Foreground Rights are capable to be protected by means of registration procedure, HKBT is entitled to register such rights in its own name, to track such rights or to drop them at any time at its own discretion and on its own cost. To this end, HKBT will notify Developer of its intent to so register and Developer shall provide HKBT with the necessary information and use all reasonable efforts to support HKBT with the registration, protection or evidence of ownership. Said support, if significantly more than two (2) hours, shall be billable to HKBT at normal engineering service rates.  Developer shall also refrain from any activities, which could adversely affect HKBT’s application to register a Foreground Right.

In cases where any Foreground Rights are made by one of Developer’s employees or contractors, all such Foreground Rights are hereby assigned, and upon future creation, are automatically assigned to HKBT.  Developer shall be responsible to take all actions required to evidence the transfer the Foreground Rights to HKBT, including executing documentation reasonably requested by HKBT without delay.

To the extent that Developer has sub-contracted Development Work, Developer will ensure that HKBT receives the Foreground Rights and the rights of use regarding the Background Rights as set forth in this Section.

Any information to be provided by Developer in accordance with this Section shall be sent in writing to the HKBT patent department.

b.  Infringement

Both HKBT and Developer share the responsibility to investigate and avoid infringement.   In the event that Developer knowingly provides infringing technology to HKBT and any Intellectual Property Rights developed or provided by Developer leads to a claim, suit, action or proceeding alleging infringement or misappropriation of a third party’s intellectual property right enforceable the European Union, United States or China (“Claims”), Developer shall indemnify and hold harmless HKBT and its Affiliates (“HKBT Parties”) against all (i) losses, costs, damages, liabilities and expenses properly evidenced as incurred by HKBT or its Affiliates, suppliers or manufacturers subject to a Claim and (ii) pay all damages awarded by a court of competent jurisdiction related to such Claims.  HKBT shall give Developer prompt notice in writing of any such claim.  Developer shall provide HKBT with reasonable assistance in the defence of any such claims.  In any event, HKBT shall be responsible to coordinate and manage all such Claims communications between the HKBT Parties and Developer.

In no event will Developer enter into any settlement agreement that materially impacts HKBT Parties’ rights to use such Intellectual Property Rights or otherwise admits liability of HKBT without HKBT’s prior written consent and approval; provided that HKBT will not unreasonably withhold or delay such approval.  If such defence is not successful and it is established by a final judgment of the competent courts having jurisdiction that the Developer Intellectual Property Rights (or portion thereof) is permanently enjoined by reason of an infringement of a valid third party’s Intellectual Property Rights, Developer shall use - subject to below causes of this Section - all best efforts:

i.

To modify the design feature or the Deliverables in order to eliminate such infringement, or

ii.

To get a license from the third party who is the owner of the Intellectual Property Rights to enable the HKBT Parties to continue to use the material subject to the claim as used prior to the claim.

However, in the event of a claim of infringement of a third party right based on a publication or registration outside the countries listed above, Developer shall not be obligated to indemnify HKBT but shall continue to cooperate with HKBT in defense of such claims.

Developer shall not be obligated to indemnify HKBT for Intellectual Property Rights infringement if prior to such Claim Developer notified HKBT of a potential conflict and HKBT continued to use such Intellectual Property Rights.

18.

Confidentiality

The parties undertake to treat all Confidential Information

18.

As strictly confidential,

·

To use them exclusively for the purposes provided for in this Agreement, and

·

Not to disclose them completely or partially – directly or indirectly - to unauthorised third parties.

To that end, a Receiving Party shall hold the other party’s Confidential Information in confidence and shall not use or duplicate such information except for the purpose of performing pursuant to this Agreement.  The Receiving Party shall permit access to Confidential Information only to its principals, directors, officers, employees, contractors, and subcontractors having a need to know such information in order to perform the Receiving Party’s obligations under this Agreement.  The Receiving Party shall ensure (by Agreement or equivalent professional ethical obligations) that such individuals are informed of the confidential or proprietary status of the Confidential Information and of the restrictions on its use, disclosure and duplication contained in this Agreement. The Receiving Party shall obtain the Agreement in a signed paper writing from each employee, agent, subcontractor, or third party who has access to the Confidential Information, other than those bound by equivalent professional ethical obligations, to obligations of nondisclosure and non-use that are at least as restrictive as those in this Agreement

The above mentioned confidentiality obligations shall apply also for the information provided by third parties, especially by the above mentioned suppliers integrated in the Agreement activities by the Parties.

According to this confidentiality Agreement, the Parties shall not use the above mentioned information for third parties without prior consent of the other Agreement Party.

The above mentioned obligations shall terminate with the end of the third year subsequent to the year of termination of this Agreement.

Developer shall return to HKBT or, if requested by HKBT, destroy all Confidential Information of HKBT and all copies thereof received or developed in performance of this Agreement upon termination or expiration of this Agreement or at any prior time within fifteen (15) days after receipt of HKBT’s written request.  Upon request by HKBT, an authorized representative of Developer shall certify to HKBT in writing that all copies of HKBT’s Confidential Information have been returned or destroyed.  HKBT shall return to Developer or, if requested by Developer, destroy all Confidential Information of Developer, except for the Deliverables, Documentation and other materials designed for use in the operation of the Deliverables or training with respect to the Deliverables, and all copies thereof received or developed in performance of this Agreement upon termination of this Agreement or at any prior time within fifteen (15) days after receipt of Developer’s written request other than any copies used as archives or to meet regulatory requirements.  Upon request by Developer, an authorized representative of HKBT shall certify to Developer in writing that all copies of the portion of Developer’s Confidential Information, that HKBT is not entitled to keep or use, have been returned or destroyed.

Exceptions.  A Receiving Party’s confidentiality and nondisclosure obligations, as set forth in this Agreement shall not apply to any information, or any portion thereof:

a.

which now is or hereafter becomes publicly available other than as a result of breach of this Agreement (including, without limitation, any information filed with any governmental agency and available to the public);

b.

which is disclosed to the Receiving Party by a third party that is legally entitled to disclose such information;

c.

which the Receiving Party demonstrates through documented records was known by it prior to its receipt from the disclosing party;

d.

which is developed by the Receiving Party independently of any disclosures made by the disclosing party of such information as demonstrated by the Receiving Party’s documented records; or

e.

to the extent such information is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, by Law, or by applicable regulatory or professional standards.  If allowed by Law, the Receiving Party shall promptly notify the disclosing party so as to allow the disclosing party a sufficient and reasonable period of time to challenge such order, subpoena, summons or other legal process.  Each Party shall reasonably cooperate with the disclosing party in any such challenge.

The Receiving Party acknowledges and agrees that it would be difficult to fully compensate the disclosing Party for damages resulting from the breach or threatened breach of the foregoing provisions, that the disclosing Party will suffer irreparable harm upon any such breach, and that the disclosing Party will be entitled to seek temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions.  This provision with respect to injunctive relief will not, however, diminish the disclosing party’s right to claim and recover damages.

19.

Force Majeure

Both Parties will not be liable for any loss, damage or delay arising out of its failure to perform under the Agreement due to causes beyond its control, including, without limitation, acts of God, acts of civil or military authority, fires, floods, epidemics, quarantine restrictions, war, riots, delays in transportation or transportation embargoes, civil disturbances, strikes, lockouts, other labor troubles, droughts, storms, marine perils, accidents, governmental action, inability to secure materials, supplies or personnel or any other event, cause or circumstance which makes impracticable the production, transportation, delivery or performance of the Deliverables or Services (“Force Majeure Event”); provided that the the Party claiming the Force Majeure Event: (i) must use reasonable efforts to mitigate such force majeure event and continue to perform in accordance with this Agreement, and (ii) can prove the existence of all but not less than all of the following: (a) that the failure was due to an impediment beyond its reasonable control; (b) that it could not reasonably be expected to have taken the impediment and its effects upon its ability to perform the obligations into account at the time of signing this Agreement (provided that this paragraph shall not be construed to mean that either Party needs not make reasonable efforts to stay informed of the circumstances that may be reasonably expected to have an impact on the performance of this Agreement and to take preventive actions if necessary or appropriate); and (c) that it could not reasonably have avoided or overcome it or at least its effect.

If at any time any Force Majeure Event occurs, the Party to which such event occurs (the “ Affected Party”) shall give to the other Party written notice (the “Force Majeure Notice”) setting out as fully as possible the circumstances alleged to constitute the force majeure. In the event of a Force Majeure Notice, the situation shall be referred to the Steering Committee to reach, in good faith, a mutually acceptable solution with a view to alleviating any hardship or unfairness caused to the Affected Party as a result of the Force Majeure Event.  In the event that a Force Majeure Event continues for more than six (6) calendar months after the Force Majeure Notice is received by the non-Affected Party, then either Party may by written notice to the other terminate this Agreement immediately without any legal consequences.

20.

Applicable Law and Dispute Resolution

The Agreement and all disputes between Developer and HKBT shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without reference to Delaware’s conflict of laws principles. Neither the Hague Uniform Law for the Sales of Goods of July 7, 1964 nor the United Nations Convention on Contracts for the International Sales of Goods (Vienna 1980) will be applicable.  For all litigation of disputes or controversies which may arise between HKBT and Developer, HKBT and Developer consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States district courts sitting in the State of Delaware, and agree that any and all such disputes and controversies shall be determined exclusively by one of such courts, except that Developer, at its election, may also commence and prosecute such litigation in any jurisdiction in which HKBT does or transacts any business.  HKBT also agrees that any and all process served upon HKBT outside of the State of Delaware or any such other jurisdiction shall have the same force and effect as if such service had been made within the State of Delaware or other such other jurisdiction.

21.

General

English language shall be used in connection with this Agreement and Scope of Work and in any and all contacts between the parties, and any and all contacts with the co-designers and suppliers, including any correspondence, communication, documents and drawings. The technical information and drawing standards for engineering shall be provided for by HKBT.

The Technical Agreement, Annexes, Exhibits, Schedules and Statements of Work specified in the List of Annexes below or in this Agreement elsewhere are incorporated by this reference and form part of this Agreement. In case of any conflict between this Agreement and the Annexes, this Agreement shall prevail.

This Agreement supersedes and cancels all previous negotiations, comments and writings in respect of the Scope of Work other than the Technical and may not be amended, changed or modified in any manner other than by an instrument in writing signed by pen and ink by the duly authorized representatives of the Parties.  No term or condition contained in any purchase order or other document furnished by any of the Parties, which is at variance with the provisions of this Agreement, as the same may be amended from time to time, will affect the obligations of the Parties.

Should current or future dispositions of this Agreement be completely or partially invalidated or lose their validity or feasibleness, the validity of the other dispositions of this Agreement shall remain unchanged. In this case, a disposition between the parties as close as possible to the purpose of the invalidated disposition shall be considered as agreed.  If any provision of this Agreement is found by a court of competent jurisdiction or, if applicable, an arbitrator, to be unenforceable, such provision shall not affect the other provisions, but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the Parties set forth in this Agreement.

This Agreement is written in the English language only and shall be signed in two (2) originals, one (1) for each Party: Any translation of the present Agreement shall be issued for information purposes only.

22.

Insurance

For and during the Term of this Agreement and for as long as Developer is obligated to perform hereunder including without limitation through the Warranty Period, Developer shall secure and maintain at its own expense insurance policies with commercial general liability coverage in the amounts of six million dollars.  Developer shall name HKBT and its Affiliates as an additional insured on such insurance policies.  Developer shall cause each of its subcontractors comply with the requirements of this Section including naming HKBT as an additional insured.  Upon HKBT’s request, Developer and each of its subcontractors will provide insurance certificates evidencing of general liability insurance coverage related to this Agreement.

23.

Security and Privacy

Both Parties shall comply with the Security and Privacy Standards of the other Party as provided in writing by such Party.

24.

Independent Contractor

Each of the parties is an independent contractor and neither party is, nor shall be considered to be, an agent, distributor or representative of the other.  Neither party shall act or represent itself, directly or by implication, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other.  Neither party has authorization to enter into any contracts, assume any obligations or make any warranties or representations on behalf of the other party.  Nothing in this Agreement shall be construed to establish a relationship of co-partner or joint venture between the parties.  HKBT shall not be responsible and shall have no obligation to Developer, the employees of Developer or any governing body to withhold Federal, State, or local income tax, or Developer’s employee portion of any tax or payroll taxes, and other taxes relating from any employee or contractor of Developer assigned by Developer to provide services under this Agreement.

25.

Survival

Any provision of this Agreement that by its nature must survive termination or expiration in order to achieve the fundamental purposes of this Agreement shall survive any termination or expiration of this Agreement.  For purposes of clarity, the Parties’ obligations in Section 18 shall survive the termination of this Agreement and all Statements of Work by three (3) years after termination of the Agreement and all Statements of Work as to all Confidential Information that is not a trade secret under applicable law and shall survive for all Confidential Information that is a trade secret under applicable law for as long as it is a trade secret under applicable law.

26.

Headings

Headings and captions used to introduce Sections and paragraphs of this Agreement are for convenience, only, and have no legal significance.

27.

Waiver

No waiver by Developer or HKBT of any breach of any term or condition shall be construed as a waiver of any subsequent breach of the same or any other term or condition.

28.

Construction

In the interpretation and construction of this Agreement and any Annex, Schedule and Exhibit, it shall be assumed that such document was prepared by the Parties, and their respective counsel, as a result of negotiation.  Therefore, neither the Agreement nor any Annex, Schedule or Exhibit shall be construed against any party on the basis that they or their counsel were responsible for the drafting of such document.

29.

Informal Dispute Resolution by Steering Committee

As set forth in this Agreement, from time to time certain disputes may arise between the Parties that cannot be resolved by the mutual Agreement of the Parties’ respective operations teams. In such instances, either Party may request such matter be submitted for review and resolution to a member of Developer’s Board on the one hand and an officer or member of the Board of HKBT on the other, each authorized to resolve the matter. Each of Developer and HKBT shall name at least one individual for review and resolution of such matters, and together such individuals shall constitute the “Steering Committee.” Each Party shall inform the other Party that it has referred the disputed matter to the Steering Committee. Only those items expressly set forth in this Agreement as being subject to review of the Steering Committee may be submitted to the Steering Committee by a Party without the mutual consent of each Party. The Steering Committee will use commercially reasonable efforts to resolve all matters submitted to it within thirty (30) days of such submission.  If the Parties are unable to resolve such matter pursuant to this process, then either Party may submit the matter for dispute resolution as described in Section 20.  If the Parties are unable to resolve the dispute by these means, Developer reserves the right to suspend work on the project.

30.

Non-Solicit

Without the prior written consent of Developer, HKBT shall not recruit or hire or otherwise engage any personnel of Developer until twelve (12) months after the expiration or termination of this Agreement.

31.

Contract Assurances

Developer acknowledges HKBT either directly or through its Affiliates may apply for or receive government funds that will be used to pay the consideration described under this Agreement. In such event, Developer will provide reasonable cooperation to HKBT and any applicable governmental authority to perform all necessary activities to comply with any requirements related to the receipt and continued eligibility of such funds.

The Parties have executed this Development Agreement as of the Effective Date.

HK BATTERY TECHNOLOGY INC.

Date: December 17th, 2015

/s/ Jianguo Xu
Jianguo Xu
Chief Executive Officer

Chimerica Investment LLC

Date: December 17th , 2015

/s/ Brian Hou
Brian Hou
Manager